Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF CISCO SYSTEMS, INC.

(a California corporation)

AND

CISCO SYSTEMS (DE), INC.

(a Delaware corporation)

This Agreement and Plan of Merger, dated as of January 25, 2021 (the “Agreement”), is made by and between Cisco Systems, Inc., a California corporation (“Cisco Systems California”), and Cisco Systems (DE), Inc., a Delaware corporation and wholly-owned subsidiary of Cisco Systems California (“Cisco Systems Delaware”). Cisco Systems California and Cisco Systems Delaware are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

WHEREAS, Cisco Systems Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 20,005,000,000 shares, 20,000,000,000 shares of which are designated common stock, par value $0.001 per share and 5,000,000 shares of which are designated preferred stock, par value $0.001 per share. As of the date of this Agreement, 100 shares of common stock of Cisco Systems Delaware were issued and outstanding, all of which were held by Cisco Systems California, and no shares of preferred stock were issued and outstanding.

WHEREAS, Cisco Systems California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of 20,005,000,000 shares, 20,000,000,000 shares of which are designated common stock, par value $0.001 per share and 5,000,000 shares of which are designated preferred stock, no par value. 1,200,000 shares of the authorized preferred stock are designated Series A Junior Participating Stock. As of the date of this Agreement, approximately 4,221,000,000 shares of common stock of Cisco Systems California were issued and outstanding, and no shares of preferred stock, including the Series A Junior Participating Stock, were issued and outstanding.

WHEREAS, the Board of Directors of Cisco Systems California has determined that, for the purpose of effecting the reincorporation of Cisco Systems California in the State of Delaware, it is advisable and in the best interests of Cisco Systems California and its shareholders that Cisco Systems California merge with and into Cisco Systems Delaware upon the terms and conditions herein provided.

WHEREAS, the respective Boards of Directors of the Constituent Corporations have approved and declared the advisability of this Agreement and have directed that this Agreement be submitted to a vote of their respective sole stockholder and shareholders and executed by the undersigned officers.

WHEREAS, Cisco Systems California, as the sole stockholder of Cisco Systems Delaware, has adopted this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”).

WHEREAS, shareholders holding a majority of the shares of outstanding common stock of Cisco Systems California approved the principal terms of this Agreement in accordance with the California Corporations Code and the California General Corporation Law (the “CGCL”) on December 10, 2020.

WHEREAS, the Merger (as defined below) is intended to qualify as a transaction governed by Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”).

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, the Constituent Corporations hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE 1

MERGER

1.1    Merger. In accordance with the provisions of this Agreement, the DGCL and the CGCL, Cisco Systems California shall be merged with and into Cisco Systems Delaware (the “Merger”), the separate existence of Cisco Systems California shall cease and Cisco Systems Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Cisco Systems Delaware shall be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation shall be “Cisco Systems, Inc.”

1.2    Filing and Effectiveness. Subject to applicable law, the Merger shall become effective when the following actions shall have been completed:

(a)    This Agreement shall have been adopted by the sole stockholder of Cisco Systems Delaware and the principal terms of this Agreement shall have been approved by the shareholders of Cisco Systems California in accordance with the requirements of the DGCL and the CGCL, which adoption and approval by such sole stockholder of Cisco Systems Delaware and by the shareholders of Cisco Systems California has occurred as of January 22, 2021 and December 10, 2020, respectively;

(b)    All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof; and

(c)    A certificate of merger meeting the requirements of the DGCL (the “Certificate of Merger”) shall have been filed with the Secretary of State of the State of Delaware and this Agreement, together with a Certificate of Ownership as provided in Section 1110 of the CGCL (the “Certificate of Ownership”), shall have been filed with the Secretary of State of the State of California.

The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the Constituent Corporations agree and specify in the Certificate of Merger (the “Effective Time”).

1.3    Effect of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Constituent Corporations shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Constituent Corporations shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4    Tax Treatment.

(a)    The Constituent Corporations intend that the Merger in conjunction with the formation of Cisco Systems Delaware qualify as a tax-free reorganization pursuant to Section 368(a)(1) of the Code, whereby Cisco Systems California transfers all of its assets to Cisco Systems Delaware in exchange for Cisco Systems Delaware stock and the assumption of any liabilities of Cisco Systems California under Sections 361(a) and 357(a) of the Code, and Cisco Systems California is deemed to distribute stock of Cisco Systems Delaware to its shareholders under Sections 354(a), 361(c), and 1032(a) of the Code.

(b)    The Constituent Corporations intend that they be treated as “parties” to the reorganization under Sections 1.368-2(f) of the Treasury Regulations issued under the Code (“Treasury Regulations”); this Agreement be treated as a “plan of reorganization” under Treasury Regulation Sections 1.368-2(g) and 1.368-3(a); and the Merger be undertaken pursuant to this plan of reorganization.

(c)    The Constituent Corporations hereto shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to effect the transactions as set forth above, and to secure their treatment as a reorganization under Section 368 of the Code and under applicable state and local tax law as contemplated by this Agreement. To the extent U.S. federal income tax reporting and/or state and local tax reporting is required, each Constituent Corporation shall report the transactions described herein as described above.

ARTICLE 2

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1    Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as set forth on Exhibit A hereto, until duly amended in accordance with the provisions thereof and applicable law.

2.2    Bylaws. The Bylaws of Cisco Systems Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation, other than as amended to reflect the name of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.

2.3    Directors and Officers. The directors and officers of Cisco Systems California immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, with such directors and officers serving as such until their successors shall have been duly elected and qualified or until as otherwise provided by law or the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE 3

MANNER OF CONVERSION OF STOCK

3.1    Cisco Systems California Common Stock. Upon the Effective Time, each share of Cisco Systems California common stock, par value $0.001 per share, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

3.2    Cisco Systems California Employee Benefit Plans. Upon the Effective Time, the obligations of Cisco Systems California under or with respect to every plan, trust, program, benefit and employment agreement or arrangement then in effect or administered by Cisco Systems California for the benefit of the directors, officers and employees of Cisco Systems California or any of its subsidiaries shall become the lawful obligations of Cisco Systems Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. At the Effective Time, Cisco Systems Delaware hereby expressly adopts and assumes all obligations of Cisco Systems California under each such plan, trust, program, benefit and employment agreement or arrangement.

3.3    Cisco Systems California Equity Incentive Plans. Upon the Effective Time, Cisco Systems Delaware shall assume and continue each of the Cisco Systems California equity incentive plans, including all equity incentive plans heretofore assumed by Cisco Systems California (collectively, the “Equity Plans”), and all awards then outstanding thereunder. Each Equity Plan and each such award shall have the same terms and conditions, including the same number of shares of stock reserved or covered thereunder, as applicable, except that (i) the stock reserved or covered under each Equity Plan and all awards then outstanding thereunder shall be the common stock of Cisco Systems Delaware, (ii) any performance goals thereunder related to Cisco Systems California shall relate to Cisco Systems Delaware and (iii) Cisco Systems Delaware shall have the duties, responsibilities and authorities of Cisco Systems California thereunder. At the Effective Time, Cisco Systems Delaware hereby expressly adopts and assumes all obligations of Cisco Systems California under all Equity Plans. A number of shares of Cisco Systems Delaware’s common stock shall be reserved for issuance under the Equity Plans equal to the number of shares of Cisco Systems California common stock so reserved immediately prior to the Effective Time.

3.4    Cisco Systems Delaware Common Stock. Upon the Effective Time, each share of common stock, par value $0.001 per share, of Cisco Systems Delaware issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Cisco Systems Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares, without any consideration being delivered in respect thereof.

3.5    Exchange of Certificates. After the Effective Time, each holder of a certificate representing shares of Cisco Systems California common stock outstanding immediately prior to the Effective Time may, at such shareholder’s option, surrender the same for cancellation to a transfer agent designated by the Surviving Corporation (the “Transfer Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock into which the shares formerly represented by the surrendered certificate were converted as herein provided. Unless and until so surrendered, each certificate representing shares of Cisco Systems California common stock outstanding immediately prior to the Effective Time shall be deemed for all purposes, from and after the Effective Time, to represent the number of shares of the Surviving Corporation’s common stock into which such shares of Cisco Systems California common stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Transfer Agent of any shares of stock represented by such certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Transfer Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such certificate as provided above.

Each certificate representing common stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Cisco Systems California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, or other such additional legends as agreed upon by the holder and the Surviving Corporation.

ARTICLE 4

CONDITIONS

4.1    The obligations of Cisco Systems California under this Agreement shall be conditioned upon the occurrence of the following events:

(a)    Shareholder Approval. The principal terms of this Agreement shall have been duly approved by the shareholders of Cisco Systems California, which approval was duly obtained on December 10, 2020; and

(b)    Consents, Approvals or Authorizations. Any consents, approvals or authorizations that Cisco Systems California in its sole judgment deems necessary or appropriate to be obtained in connection with the consummation of the Merger shall have been obtained.

ARTICLE 5

GENERAL

5.1    Covenants of Cisco Systems Delaware. Cisco Systems Delaware covenants and agrees that it will, on or before the Effective Time:

(a)    Qualify to do business as a foreign corporation in the State of California and in connection therewith appoint an agent for service of process as required under the provisions of Section 2105 of the CGCL;

(b)    File the Certificate of Merger with the Secretary of State of the State of Delaware;

(c)    File this Agreement, together with the Certificate of Ownership or the Certificate of Merger, with the Secretary of State of the State of California; and

(d)    Take such other actions as may be required by the CGCL.

5.2    Further Assurances. From time to time, as and when required by Cisco Systems Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Cisco Systems California such deeds and other instruments, and there shall be taken or caused to be taken by Cisco Systems Delaware and Cisco Systems California such further and other actions as shall be appropriate or necessary to vest or perfect in or conform of record or otherwise by Cisco Systems Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Cisco Systems California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Cisco Systems Delaware are fully authorized in the name and on behalf of Cisco Systems California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

5.3    Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Cisco Systems California or of Cisco Systems Delaware, or of both, notwithstanding the approval of the principal terms of this Agreement by the shareholders of Cisco Systems California or the adoption of this Agreement by the sole shareholder of Cisco Systems Delaware, or by both.

5.4    Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the Effective Time, provided that an amendment made subsequent to applicable Cisco Systems Delaware stockholder approval or Cisco Systems California shareholder approval shall not, unless approved by such stockholder or shareholders as required by law:

(a)    Alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation;

(b)    Alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or

(c)    Alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of capital stock of any Constituent Corporation.

5.5    Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the CGCL.

5.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement having first been approved by the resolutions of the Board of Directors of Cisco Systems, Inc., a California corporation, and Cisco Systems (DE), Inc., a Delaware corporation, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

CISCO SYSTEMS, INC. a California corporation

By:	/s/ Evan Sloves
Name:	Evan Sloves
Title:	Vice President and Secretary

CISCO SYSTEMS (DE), INC. a Delaware corporation

By:	/s/ Evan Sloves
Name:	Evan Sloves
Title:	President and Secretary